Exhibit FS-3, Capital Structure Analysis Charts

Chart 1 - AE Supply 70-9683 / EWGs


     Set forth below is a table showing the pro forma consolidated capital structure of AE Supply as of December
31, 2000 after factoring in the impact of the increase in long-term debt ($430,000,000).

               AE Supply<F1> Capitalization Table

                               12/31/00       Pro Forma
                               ($mm)                 (%)

                    Short-term
                    Debt        219    14%    219    11%

                    Long-term
                    Debt        563    36%    993    49%

                    Minority
                    Interest     39     2%     39     2%

                    Member's
                    Equity      760    48%    760    38%

                    Total      $1,581 100%    2,011 100%

<F1> AE Supply is a limited liability company and as such has
"membership interests" in lieu of common stock.

Chart 2 - Allegheny

     Set forth below is a table showing the cumulative effect on the pro forma consolidated capital structure of Allegheny Energy, Inc. as of December 31, 2000 after factoring in the impact of: 1) File No. 70-9683, which results in an increase in long-term debt ($430,000,000); 2) File No. 70-9801, which results in increasing long-term debt ($550,000,000) and common stock equity ($1,000,000,000);
and, 3) File No. 70-9747, which results in a net change of zero.


              Allegheny's<F2> Capitalization Table


                 12/31/00     70-9683     70-9801    70-9747  Pro Forma
                 ($mm)             (%)       (%)        (%)         (%)

     Short-term
     Debt         722  14%    722   13%   722  10%   --   %   722   10%

     Long-term
     Debt       2,720  52%  3,150   55% 3,700  51%   --   % 3,700   51%

     Preferred
     Stock         74   1%     74    2%    74   1%   --   %    74    1%

     Common
     Equity     1,741  33%  1,741   31% 2,741  38%   --   % 2,741   38%

     Total     $5,257 100%  5,687  100% 7,237 100%   --100% 7,237  100%


<F2> AE Supply is a C corporation and as such has "common stock."